Exhibit 99.1

Expion360 Reports 2022 Revenue up 59% to Record $7.2 Million

REDMOND, OR. Mar. 30, 2023, Expion360, Inc. (NASDAQ: XPON), an industry leader in lithium-ion battery power storage solutions, reported results for the three- and 12-months ended December 31, 2022. All comparisons are to the same year-ago period unless otherwise noted.

Financial Highlights

·	Revenue increased 8% in the fourth quarter to a record $1.45 million, with full year revenue up 59% to a record $7.2 million.
·	Gross profit increased 39% to $2.3 million for fiscal year 2022.
·	Net loss totaled $1.5 million in Q4, improving from a loss of $4.0 million in the same year-ago period. For the full year, net loss totaled $7.5 million versus $4.7 million in 2021.
·	Approximately $3.3 million of the loss in 2022 was due to non-cash expenses, including stock-based compensation, interest expense, and other one-time costs associated with the company’s IPO and new public listing on Nasdaq. Cash and cash equivalents totaled $7.2 million at December 31, 2022, as compared to $8.1 million at September 30, 2022. Inventory on-hand December 31, 2022 totaled $4.5 million, $2.4 million higher than December 31, 2021.

Q4 2022 Operational Highlights

·	Selected as the exclusive strategic supplier of high-capacity lithium-ion batteries for an overland RV trailer to be branded and sold by a top U.S. sports utility vehicle (SUV) manufacturer. Began shipping e360 batteries to the trailer OEM in Q1 2023. Several pre-configured models of the overland trailer with the e360-equipped solar power system are now available for pre-order online and through more than 5,000 SUV dealerships across North America. Pre-orders for a global edition are also being accepted.
·	In December, began shipping battery prototypes to Cube Series, a manufacturer of “next generation” RV campers and trailers. Subsequent to the quarter, Cube Series selected Expion360 as its exclusive strategic supplier of high-energy lithium-ion batteries and power system components for its new ultra-lightweight, hard sided foldable camper designed for light duty trucks. Expion360 anticipates production shipments to begin in the second quarter of 2023.

·	Also in December, selected as the exclusive strategic supplier of high-energy lithium-ion batteries for Imperial Outdoors’ new line off-grid, extreme overland RV campers. The win built upon a multi-year supplier relationship with the manufacturer. The e360-based system makes hot summer camping more enjoyable by powering a built-in DC air conditioning unit that requires 2,000 watts to operate. Such power requirements are not practical with traditional lead-acid batteries.
·	Submitted application for two U.S. patents related to the company’s recently introduced AURA POWERCAP 600™ and AURA POWERCAP 800™. These are the first accessories designed by the company that can transform a standard Expion360 Li-ion battery into a 600-watt or 800-watt portable powerpack. The company continues to advance its proprietary battery and power system technology for use in industrial applications.

Management Commentary

"In 2022, we generated another year of record revenue that was largely due to our expanded product offerings and distribution network, as well as increased OEM market penetration,” stated Brian Schaffner, CEO of Expion360. “Our major expenses for the year were primarily related to our initial public offering in April and post IPO expansion efforts to support our key growth initiatives. Large strategic inventory purchases were also made in anticipation of increased OEM order flow and to follow our strategic procurement plan.

“During the quarter, we expanded our sales team by adding dedicated salespersons for each of our marine and overland camping market segments. We also achieved a series of major OEM wins, including being selected as the exclusive strategic supplier for an award-winning overland trailer to be sold under an iconic American SUV brand.

“We then won another exclusive strategic supplier agreement with Imperial Outdoors for their new extreme overland RV campers, which was soon followed by another exclusive with Cube Series for their new ultra-lightweight, foldable campers after a successful prototyping process.

“Earlier this month we announced being chosen as the exclusive strategic lithium-ion battery supplier for Xtreme Outdoors, which we believe is one of the world’s most recognizable teardrop brands and has more than 130 dealers across the U.S. and Canada.

“These numerous exclusive partnerships greatly elevate the awareness of our brand in the camper community, especially as our e360 batteries are featured at major RV events. The exclusivity also represents strong validation of our battery technology’s superior performance in harsh environments, as well as the high level of technical support we provide our customers, both before and after the sale.

“We also see many upsell opportunities presented by our OEM partners’ dealership networks. To be sure, none of this we expect to happen overnight, and we do not anticipate shipments under these major wins to begin ramping up until the second and third quarter of this year.

“We have also begun receiving pre-orders for our new AURA POWERCAP. This new accessory enables overland and marine enthusiasts to keep their important electronic gear up and running while off-grid or on-the-go. We are preparing to begin production shipments of this innovative product in the second quarter of 2023.

“In January, we announced in-house management and board transitions designed to drive accelerated growth. These changes have helped us to diversify our customer revenue concentration and provide greater visibility into our robust sales pipeline. We anticipate converting this pipeline into revenue growth and positive cashflow over the coming quarters.

“We plan to continue to focus on our sales and distribution channels which will support continued expansion of our distribution network and growing family of OEM partners. We are also preparing to expand into new markets, such as home energy storage. We’re excited about our new home energy storage product that we plan to launch in 2024. We expect our home energy solution to directly address the ‘Energy Trilemma’ of energy reliability, affordability and sustainability, and its impact on everyday lives.

“Given the tremendous momentum we’ve experienced coming into the new year and the many great opportunities ahead being pursued by our highly capable sales team, we see 2023 shaping up to be another strong year.”

Q4 2022 Financial Summary

Revenue in the fourth quarter of 2022 totaled $1.45 million, up 8% from $1.345 million in the same year-ago quarter. The increase was primarily due to increased sales of lithium-ion batteries and accessories to dealerships, wholesalers, and OEMs.

Gross profit totaled $371,000 or 22.3% of revenue as compared to $460,000 or 35.2% of revenue in the same year-ago quarter. The decrease in gross profit was primarily attributable to increased facility costs and labor as the company expanded its operations. The decrease was also due to increased landed costs, which the company is currently monitoring.

Selling, general and administrative expenses increased to $1.8 million compared to $1.4 million in the same year-ago quarter. The increase was primarily due to increased costs for supporting the company’s sales growth and business development.

Net loss totaled $1.5 million or $(0.22) per share compared to a net loss of $4.0 million or $(1.07) per share in the same year-ago period.

Cash and cash equivalents totaled $7.2 million at December 31, 2022, as compared to $8.1 million at September 30, 2022.

Full Year 2022 Financial Summary

Revenue in full year 2022 totaled $7.2 million, up 59% from $4.5 million in 2021. The increase was primarily due to increased sales of lithium-ion batteries and accessories to dealerships, wholesalers, and OEMs.

Gross profit totaled $2.3 million or 31.9% of revenue as compared to $1.6 million or 36.4% of revenue in 2021. The decrease in gross margin was primarily attributable to increased facility costs and labor as the company expanded its operations. The decrease was also partially due to increased landed costs, which the company is currently monitoring.

Selling, general and administrative expenses increased to $8.2 million compared to $2.9 in 2021. The increase in SG&A was primarily due to increased costs for supporting the company’s sales growth and business development along with various expenses that were incurred due to planning and preparing for its initial public offering. The most substantial increases were in salaries and benefits, of which $2.1 million was attributable to non-cash stock-based compensation charges.

Net loss totaled $7.5 million or $(1.23) per share compared to a net loss of $4.7 million or $(1.63) per share in 2021. Approximately, $3.3 million of the loss was due to non-cash stock-based compensation and interest expense, as well as one-time costs associated with the company’s IPO.

Capital Structure Summary

The company’s outstanding common stock as of December 31, 2022, totaled 6,802,464 shares. As of December 31, 2022, there were 888,436 warrants and 829,500 options issued which brings the fully diluted shares to 8,520,400 shares of common stock. The public float was approximately 3,580,952 shares as of December 31, 2022.

For additional information, please see the company’s annual report on Form 10-K filed with the SEC.

About Expion360

Expion360 is an industry leader of premium lithium iron phosphate (LiFePO4) batteries and accessories for recreational vehicles and marine applications, with residential and industrial applications under development.

The company’s lithium batteries feature half the weight of standard lead-acid batteries while delivering three times the power and 10 times the number of charging cycles. Expion360 batteries also feature better construction and reliability compared to other Li-ion batteries on the market due to their superior design and quality materials. Specially reinforced, fiberglass-infused, premium ABS and solid mechanical connections help provide top performance and safety. With Expion360 batteries, adventurers can enjoy the most beautiful and remote places on Earth even longer.

The company is headquartered in Redmond, Oregon. Expion360 Li-ion batteries are available today through more than 213 dealers, wholesalers, private-label customers, and OEMs across the country. To learn more about the company, visit expion360.com.

Forward-Looking Statements and Safe Harbor Notice

All statements other than statements of historical facts included in this press release are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). Examples of such forward-looking statements include statements regarding our expectations regarding our business strategies and plans, growth opportunities and competitive position and those statements that use forward-looking words such as "projected," "expect," "possibility" and "anticipate," or similar expressions. Because forward-looking statements relate to the future, such forward-looking statements involve significant risks, uncertainties, and assumptions that are difficult to predict and many of which are outside our control. Actual results could differ materially from those indicated in the forward-looking statements. Factors that could cause such differences include, among others, the competitive nature of our industry and the pricing pressures that we face, our history of losses and increasing costs, our ability to continue as a going concern, our substantial customer concentration, any inability to successfully manage our growth, the impact of public health epidemics or outbreaks, our ability to expand our sales and distribution channels, our ability to expand into international markets, the limited number of ports through which our raw materials enter the United Sates and our reliance on third parties to store and ship certain inventory, uncertainty in the global economic condition, any government reviews, inquiries, investigations and other actions, changes in the cost and availability of raw materials, our dependency on third-party manufacturers and suppliers and increases in the cost or disruption of supply or shortages in any of our raw materials, battery components or raw materials used in the production of such parts, our dependency on our two warehouse facilities, the risk that lithium-ion battery cells may catch fire or release smoke and flame, potential product liability claims, risks related to litigation, tax, environmental and other legal compliance, any failure to introduce new products and product enhancements and market acceptance of new technologies introduced by our competitors, any failure by us to adequately protect our intellectual property or to defend ourselves against intellectual property infringement claims, quality problems with our products, our ability to raise capital, risks related to our electronic data becoming compromised, our dependency on our senior management team and other key employees, any failure to keep pace with developments in technology and those discussed in our filings with the SEC. Investors should read the risk factors set forth in the Company's previous filings, subsequent filings, and future periodic reports filed with the SEC. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

The Company cautions that forward-looking statements are not historical facts and make no guarantee of future performance. Forward-looking statements are based on estimates and opinions of management at the time statements are made. The information set forth herein speaks only as of the date hereof. The Company and its management are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statements following the date of this news release, whether as a result of new information, future events or otherwise, except as required by law.

Expion360 Contact:

Brian Schaffner, CEO

Tel (541) 797-6714

Expion360 Investor Contact:
Ronald Both
CMA Investor Relations
Tel (949) 432-7566
Email contact

Expion360 Media Contact:
Tim Randall
CMA Media Relations
Tel (949) 432-7572
Email contact

Expion360 Inc.

Statements of Operations

	For the Years Ended December 31,
	2022	2021
Sales, net	$7,162,837	$4,517,499
Cost of sales	4,874,392	2,871,770
Gross profit	2,288,445	1,645,729
Selling, general and administrative	8,241,859	2,909,085
Loss from operations	(5,953,414)	(1,263,356)

Other (Income) / Expense
Interest income	(239)	(169)
Debt conversion expense	—	112,133
Extinguishment loss on debt settlement	—	2,791,087
Interest expense	1,605,916	554,044
Gain on sale of property and equipment	(13,312)	(8,521)
Other income	(389)	(372)
Total other (income) / expense	1,591,976	3,448,202
Loss before taxes	(7,545,390)	(4,711,558)

Tax (income) / expense	(8,850)	9,300
Net loss	$(7,536,540)	$(4,720,858)

Net loss per share (basic and diluted)	$(1.23)	$(1.63)
Weighted-average number of common shares outstanding	6,135,938	2,888,695

Expion360 Inc.

Balance Sheets

	As of December 31, 2022	As of December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$7,201,244	$773,238
Accounts receivable, net	298,035	775,160
Inventory	4,530,136	2,051,880
Prepaid/in-transit inventory	141,611	1,081,225
Prepaid expenses and other current assets	171,791	71,703
Total current assets	12,342,817	4,753,206

Property and equipment	1,394,619	523,419
Accumulated depreciation	(250,861)	(96,190)
Property and equipment, net	1,143,758	427,229

Other Assets
Operating leases – right-of-use asset	3,148,455	1,281,371
Deposits	63,901	63,901
Total other assets	3,212,356	1,345,272
Total assets	$16,698,931	$6,525,707

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$230,250	$63,180
Customer deposits	58	436,648
Accrued expenses and other current liabilities	306,164	140,618
Line of credit and short-term revolving loans	—	550,000
Current portion of operating lease liability	465,055	218,788
Liability for sale of future revenues, net	—	11,502
Note payable in default	—	100,000
Current portion of long-term debt	571,426	51,135
Total current liabilities	1,572,953	1,571,871

Long-term debt, net of current portion and discount	439,049	779,486
Operating lease liability, net of current portion	2,754,964	1,092,861
Shareholder promissory notes	325,000	825,000
Total liabilities	$5,091,966	$4,269,218

Stockholders’ equity
Preferred stock, par value $.001; 20,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.001; 200,000,000 shares authorized; 6,802,464 and 4,300,000 issued and outstanding as of December 31, 2022 and 2021, respectively	6,802	4,300
Additional paid-in capital	25,239,654	8,355,140
Accumulated deficit	(13,639,491)	(6,102,951)
Total stockholders’ equity	11,606,965	2,256,489
Total liabilities and stockholders’ equity	$16,698,931	$6,525,707